EXHIBIT A

SCHEDULE OF TRANSACTIONS

Date of Transaction	Number of Shares Acquired	Approximate Price Per Share
August 11, 2016	17,400	$7.25
August 12, 2016	9,900	$7.41
August 16, 2016	101,000	$7.15
September 2, 2016	2,819	$7.34
September 6, 2016	10,000	$7.22
September 7, 2016	2,584	$7.33
September 8, 2016	6,528	$7.35
September 9, 2016	2,672	$7.37
September 12, 2016	4,188	$7.29
September 13, 2016	19,702	$7.32
September 14, 2016	17,697	$7.34
September 15, 2016	27,015	$7.43
September 16, 2016	28,317	$7.34
September 19, 2016	31,002	$7.35
September 20, 2016	800	$7.30
September 21, 2016	1,080	$7.29
October 4, 2016	15,000	$7.19
October 5, 2016	25,000	$7.31
October 6, 2016	3,450	$7.27
October 7, 2016	10,449	$7.23
October 10, 2016	25,000	$7.25